Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT
HEARTLAND PAYMENT SYSTEMS, INC.,
A DELAWARE CORPORATION

Entity Name	Domestic Jurisdiction
Heartland Payment Systems, Inc.	Delaware
Heartland Acquisition, LLC	Delaware
Heartland Payment Solutions, Inc.	Delaware
Debitek, Inc.	Delaware
Educational Computer Systems, Inc.	Pennsylvania
Educational ePayment Solutions, LLC	Pennsylvania
Heartland Commerce, Inc.	Delaware
Xpient, LLC	Delaware
PCAmerica, LLC	Delaware
Dinerware, LLC	Delaware
Heartland Payroll Solutions, Inc.	Delaware
(fka Ovation Payroll, Inc. and Heartland Ovation Payroll, Inc.)
TouchNet Information Systems, Inc.	Kansas